Exhibit 99.(a)(2)

BOSTON TRUST WALDEN FUNDS

Re-Designation of Series

RESOLVED, that, pursuant to Section 5.11 of the Amended and Restated Declaration of Trust of Boston Trust Walden Funds (the “Trust”) dated February 25, 2020, the Trust’s series are re-designated as follows, effective September 30, 2020:

Current Name	Re-Designated Name
Walden Equity Fund	Boston Trust Walden Equity Fund
Walden Balanced Fund	Boston Trust Walden Balanced Fund
Walden International Equity Fund	Boston Trust Walden International Equity Fund
Walden Midcap Fund	Boston Trust Walden Midcap Fund
Walden SMID Cap Fund	Boston Trust Walden SMID Cap Fund
Boston Trust Small Cap Fund	Boston Trust Walden Small Cap Fund
Walden Small Cap Fund	N/A. Series merged into Boston Trust Walden Small
Cap Fund in April 2020.
; and it is

FURTHER RESOLVED, that the officers of the Trust are authorized to execute, deliver and file any documents, including an amendment to the Trust’s Declaration of Trust, and to take any other actions they deem necessary and appropriate to effectuate the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 18th day of August, 2020.

/s/ Diane E. Armstrong	/s/ Michael M. Van Buskirk
Diane E. Armstrong	Michael M. Van Buskirk

/s/ Elizabeth E. McGeveran	/s/ Lucia Santini
Elizabeth E. McGeveran	Lucia Santini

/s/ Heidi Soumerai
Heidi Soumerai